CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in Post-Effective Amendment No. 24 to the Registration Statement of Templeton Income Trust - Templeton Global Bond Fund on Form N-1A, File No. 33-6510 of our report dated September 26, 2001, relating to the financial statements and financial highlights of Templeton Income Trust - Templeton Global Bond Fund which appear in the August 31, 2001 Annual Report to shareholders, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Auditors".


/s/PRICEWATERHOUSECOOPERS LLP

New York, New York
December 17, 2001